Global Crossing Announces
Consolidated Second Quarter Results

•	Gross margin rose ten points to 38 percent, and gross margin dollars grew 6 percent year over year.

•	Adjusted EBITDA loss was $27 million, a 29 percent year-over-year improvement.

•	Company generated $28 million in cash, including $55 million in sales proceeds.

•	“Invest and grow” margin rose five points to 54 percent, while such revenue increased 4 percent year over year.

FOR IMMEDIATE RELEASE: TUESDAY, AUGUST 9, 2005

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial results for the second quarter of 2005, including progress on core revenue growth, cash management and margins.

“We’re proud of the results we’re announcing today, which validate our strategy and underscore our execution,” said John Legere, Global Crossing’s chief executive officer. “Our success in expanding the ’invest and grow’ portion of our business — which targets global enterprise and carrier customers with the converged IP services in which we specialize — plus strong gross margins and cash performance demonstrate our increasing competitiveness in the marketplace. We’ll continue on this focused path.”

Management will hold a conference call at 9:00 a.m. ET on Wednesday, August 10, 2005 to review the company’s second quarter results.

Revenue
Revenue for the second quarter of 2005 was $499 million, representing growth in the company’s “invest and grow” category and expected declines in the “manage for margin” and “harvest and exit” business areas. Revenue declined approximately 5 percent compared with the first quarter of 2005, when revenue was reported at $526 million, and 21 percent compared with second quarter of 2004, when revenue was reported at $628 million.

“We are very pleased with our progress, as we continue to concentrate on ‘invest and grow’ revenue and as the associated gross margins grow,” continued Mr. Legere. “Our core business is growing as we de-emphasize the lower margin services.”

Revenue in the company’s “invest and grow” category — that is, Global Crossing’s core businesses serving global enterprises, collaboration and carrier data customers through direct and indirect channels — was $274 million in the second quarter of 2005, roughly flat compared to $273 million in the first quarter of 2005 and up from $263 million in the second quarter of 2004. The year-over-year increase in the ”invest and grow” category included a $16 million increase in revenues generated outside of Global Crossing (UK) Telecommunications Ltd. (GCUK), partially offset by a revenue decline of $5 million for GCUK. Second quarter revenue in the “invest and grow” category was reduced by $3 million as a result of a one-time, non-cash revenue adjustment on a deferred revenue contract. Without this adjustment, “invest and grow” revenue would have grown 5 percent year over year.

New contracts signed or announced for the “invest and grow” business in the second quarter included the UK’s Forestry Commission, which utilizes Global Crossing’s managed IP solutions, and MT Contact Center, a leading contact center services and solutions provider based in Chile, which is leveraging Global Crossing’s advanced voice solutions to expand its offering to international companies. Global Crossing announced during the second quarter that it deployed global IP VPNs for Serta Mattresses and Sonus Networks, delivering seamless converged features, scalability and lowered total cost of ownership to these global enterprises. And Loral Skynet signed an agreement for expanded Fast-Track service capabilities, enabling the leading satellite communications provider to deliver total converged IP solutions to its customers around the world. Contract renewals and extensions also included Lockheed Martin and Panavision.

During the second quarter of 2005, the company’s GCUK subsidiary completed a final, planned review according to its contract with its largest customer, the Foreign and Commonwealth Office (FCO). The review secures the remaining revenue from the contract through May 2010. The review confirmed that Global Crossing continues to deliver managed services at competitive rates.

In line with the company’s decisive actions to improve profitability, wholesale voice or Global Crossing’s “manage for margin” business saw a 10 percent sequential reduction in revenue to $197 million in the second quarter of 2005, from $219 million in the first quarter. When compared to the second quarter of 2004, this revenue declined 39 percent from $323 million.

Gross Margin
Gross margin as a percentage of revenue was 38 percent in the second quarter of 2005, roughly flat compared to 39 percent reported for the first quarter of 2005 and up from 28 percent for the second quarter of 2004. Gross margin dollars were $188 million, a 9 percent sequential decline from the first quarter of 2005, when gross margin dollars were $206 million. The sequential decline comprised $1 million from “invest and grow,” $13 million from wholesale voice and $4 million from the company’s “harvest or exit” revenue category. Compared year over year, gross margin dollars improved 6 percent from $178 million, despite a revenue decline of $129 million.

Within the “invest and grow” category, gross margins were $148 million or 54 percent of “invest and grow” revenue in the second quarter of 2005. This compares with $149 million or 54 percent of such revenue in the first quarter of 2005 and $130 million or 49 percent of revenue in the second quarter of 2004. Excluding a one-time, non-cash revenue adjustment of $3 million, “invest and grow” gross margins would have been $151 million for the second quarter. This strong margin performance demonstrates the company’s focus on its higher-margin core business, which includes premium products and managed services.

Gross margin for the “manage for margin” category was $25 million or 13 percent of revenue, compared to 17 percent or $38 million in the first quarter of 2005 and 8 percent or $27 million in the second quarter of 2004. The sequential decline in absolute gross margin was driven by the planned reduction of wholesale voice revenue and some fluctuations in the company’s cost of access expenses.

Global Crossing reduced its cost of access charges by 3 percent sequentially to $311 million in the second quarter of 2005, from $320 million in the first quarter of 2005. Cost of access declined 31 percent year over year, from $450 million in the second quarter of 2004.

As in the first quarter, sequential and year-over-year reductions in access costs resulted primarily from lower wholesale voice volume, continued improvement in access costs associated with all business categories, and the company’s strategic shift toward a greater ratio of higher-margin, IP and managed services revenue. The company continues to aggressively manage access spending by optimizing its access network and extending the access network closer to the customer.

Operating Expenses
Operating expenses for the second quarter of 2005 were $191 million, compared with $208 million in the first quarter of 2005 and $189 million for the second quarter of 2004. The $17 million sequential improvement was primarily driven by first quarter items including a one-time $24 million increase in Global Crossing’s real estate restructuring reserve, a $2 million legal settlement gain and an increase of $5 million in excess medical benefits.

Third-party maintenance costs for the second quarter of 2005 were $24 million, compared with $26 million in the first quarter of 2005 and $27 million for the second quarter of 2004.

Earnings
For the second quarter of 2005, Adjusted EBITDA (as defined in the tables that follow) was reported at a loss of $27 million, compared with a loss of $28 million in the first quarter of 2005 and a loss of $38 million in the second quarter of 2004. Without unusual items in the second quarter, Adjusted EBITDA would have been a loss of $26 million. In the first quarter of 2005, unusual operating expense items mentioned above would have improved Adjusted EBITDA to a loss of $12 million. Absent the unusual items for both quarters, Adjusted EBITDA would have declined by $14 million sequentially, primarily as a result of reduced gross margin.

The year-over-year improvement in Adjusted EBITDA was primarily attributable to gross margin increases.

Consolidated loss applicable to common shareholders in the second quarter of 2005 was $76 million, compared to losses of $107 million in both the first quarter of 2005 and the second quarter of 2004. The sequential improvement primarily comprised $25 million of other income including gains from sales of assets, $8 million from pre-confirmation contingencies, and $4 million in depreciation and amortization. These gains were offset by a $6 million increase in income tax. The year-over-year variance resulted from Adjusted EBITDA improvements of $11 million, $6 million of depreciation and amortization, $11 million in other income, $10 million in gains from pre-confirmation contingencies and $10 million in income from discontinued operations. These gains were offset by a $15 million increase in net interest expense and a $2 million increase in income taxes.

Pursuant to the SEC’s Regulation G, a definition and a reconciliation of the company’s Adjusted EBITDA measures to the reported net income or loss for the relevant periods are included in the attached schedules.

Capital Expenditures
For the second quarter of 2005, cash paid for capital expenditures (“capex”) and capital leases was $26 million, compared with $27 million in the first quarter of 2005 and $27 million in the second quarter of 2004. Strategic investments during the second quarter included deployment of state-of-the-art transport equipment, and installation of next-generation audio conferencing bridges and IP core and edge platforms. Global Crossing’s IP traffic volume stood at 105 gigabits per second (Gbps) at the end of the second quarter, and 56 percent of the company’s voice traffic was carried on its Voice over Internet Protocol (VoIP) backbone. Global Crossing also decommissioned one of its time division multiplexing (TDM) switches located in Newark, NJ. At the same time, Global Crossing increased its VoIP capacity, paving the way toward an all-IP voice network.

Cash and Liquidity
As of June 30, 2005, unrestricted cash and cash equivalents were $305 million. Restricted cash was $23 million. The company generated $28 million of cash in the quarter. Of this amount, $22 million in net proceeds was from the sale of its Trader Voice business. An additional $32.5 million was prepayment for Global Crossing’s Small Business Group (SBG), representing a portion of the purchase price. Global Crossing anticipates the completion of the SBG sale and receipt of the remaining proceeds in the third quarter.

Global Crossing’s net cash used in operating and financing activities in the second quarter of 2005 totaled $3 million, compared to $57 million in the first quarter. GCUK’s net cash provided by operating and financing activities was $12 million, after paying $21 million in interest associated with the company’s high yield debt. Global Crossing’s business excluding GCUK used $15 million in operating and financing activities. This cash flow was driven by net loss from operations and repayment of capital leases. Net cash provided by investing activities amounted to $33 million in the second quarter of 2005, specifically resulting from asset sales proceeds, purchases of property and equipment, and changes in restricted cash. Excluding asset sales proceeds in the second quarter, the company would have used $22 million in investing activities for capital expenditures. This compares to $29 million cash used in investing activities for the first quarter. Finally, the company experienced a $2 million reduction in cash as a result of the effect of exchange rate changes on cash and cash equivalents.

The company’s cash burn has slowed since the first quarter as a result of working capital timing and improvements both in operating cash flow and in “days of sales outstanding” on accounts receivable.

Global Crossing provides below a summary of the specific financial guidance for 2005 that it provided on March 16, 2005 and a comparison to results during the first half of the year.

Metric	2005 Guidance ($ in millions)	First Half Performance
Revenue	$1,800 - $1,950	$1,025
“Invest and Grow” Revenue	$1,120 - $1,195	$ 547
Wholesale Voice Revenue	$615 - $685	$ 416
Harvest/ Exit Revenue	$65 - $70	$ 62
Gross Margin Percentage	36% - 41%	38%
Adjusted EBITDA	($145 - $115)	($55)
Cash Use	($180 - $150)	($60)
Capital Expense/Capital Leases	$95 - $100	$ 53

Conference Call
The company has scheduled a conference call for Wednesday, August 10, 2005 at 9:00 a.m. ET to discuss its financial results. The call may be accessed at +1 212-271-4576 15 minutes prior to the start time. A Webcast will also be available at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Wednesday, August 10, 2005 beginning at 11:00 a.m. ET and will be accessible until Wednesday, August 17, 2005 at 11:00 a.m. ET. The replay call-in number is +1 402-977-9140 or +1 800-633-8284. The reservation number is 21253299.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of the company’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the payment of dividends and the inter-company transfer of funds by the company’s subsidiaries, including restrictions under the senior secured notes indenture applicable to Global Crossing (UK) Telecommunications Limited (“GCUK”); the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of the company’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact of the company’s technology choices on its competitiveness; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of GCUK’s revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:
Press Contacts
Becky Yeamans
+ 1 973-937-0155
PR@globalcrossing.com

Tisha Kresler
+ 1 973-937-0146
PR@globalcrossing.com

Kendra Langlie
+ 1 305-808-5912
LatAmPR@globalcrossing.com

Mish Desmidt
Europe
+ 44 (0) 1256-732-866
EuropePR@globalcrossing.com

Analysts/Investors Contact
Laurinda Pang
+ 1 800-836-0342
glbc@globalcrossing.com

FIVE PAGES OF FINANCIAL INFORMATION FOLLOW.

Global Crossing Limited and Subsidiaries
Summary of Consolidated Revenues (unaudited)
($ in millions)
	Quarter Ended June 30, 2005			Quarter Ended March 31, 2005			Quarter Ended June 30, 2004
GCUK		ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Revenues:
Enterprise, carrier data and indirect channels	$110	$164	$274	$111	$162	$273	$115	$148	$263
Wholesale voice	1	196	197	1	218	219	7	316	323
Consumer voice, small business group and trader voice	—	28	28	—	34	34	—	42	42
Consolidated revenues	$111	$388	$499	$112	$414	$526	$122	$506	$628

Cost of access:
Enterprise, carrier data and indirect channels	$(34)	$(92)	$(126)	$(34)	$(90)	$(124)	$(37)	$(96)	$(133)
Wholesale voice	(1)	(171)	(172)	(1)	(180)	(181)	(6)	(290)	(296)
Consumer voice, small business group and trader voice	—	(13)	(13)	—	(15)	(15)	—	(21)	(21)
Consolidated cost of access	$(35)	$(276)	$(311)	$(35)	$(285)	$(320)	$(43)	$(407)	$(450)

Gross margin:
Enterprise, carrier data and indirect channels	$76	$72	$148	$77	$72	$149	$78	$52	$130
Wholesale voice	—	25	25	—	38	38	1	26	27
Consumer voice, small business group and trader voice	—	15	15	—	19	19	—	21	21
Consolidated gross margin	$76	$112	$188	$77	$129	$206	$79	$99	$178

1Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Global Crossing Limited and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
($ in millions)
	Quarter Ended June 30, 2005			Quarter Ended March 31, 2005			Quarter Ended June 30, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

REVENUES	$111	$388	$499	$112	$414	$526	$122	$506	$628
OPERATING EXPENSES:
Cost of access	(35)	(276)	(311)	(35)	(285)	(320)	(43)	(407)	(450)
Third party maintenance	(8)	(16)	(24)	(9)	(17)	(26)	(9)	(18)	(27)
Other operating expenses	(46)	(145)	(191)	(44)	(164)	(208)	(33)	(156)	(189)
Depreciation and amortization	(9)	(24)	(33)	(11)	(26)	(37)	(10)	(29)	(39)
	(98)	(461)	(559)	(99)	(492)	(591)	(95)	(610)	(705)

OPERATING INCOME (LOSS)	13	(73)	(60)	13	(78)	(65)	27	(104)	(77)
OTHER INCOME (EXPENSE)
Interest expense, net	(14)	(9)	(23)	(13)	(8)	(21)	—	(8)	(8)
Other income (expense), net	—	12	12	(6)	(7)	(13)	(3)	4	1

INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(1)	(70)	(71)	(6)	(93)	(99)	24	(108)	(84)
Gain on preconfirmation contingencies	—	10	10	—	2	2	—	—	—
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(1)	(60)	(61)	(6)	(91)	(97)	24	(108)	(84)
Provision for income taxes	(2)	(13)	(15)	—	(9)	(9)	(10)	(3)	(13)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3)	(73)	(76)	(6)	(100)	(106)	14	(111)	(97)
Discontinued operations, net of income tax	—	1	1	—	—	—	—	(9)	(9)

NET INCOME (LOSS)	(3)	(72)	(75)	(6)	(100)	(106)	14	(120)	(106)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)	—	(1)	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(3)	$(73)	$(76)	$(6)	$(101)	$(107)	$14	$(121)	$(107)

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Global Crossing Limited and Subsidiaries
Condensed Consolidated Balance Sheets
($ in millions)
	June 30,	March 31,	December 31,
	2005	2005	2004
	(unaudited)	(unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$305	$277	$365
Restricted cash and cash equivalents	7	7	4
Accounts receivable, net	233	286	298
Prepaid assets and other current assets	109	97	98
Total current assets	654	667	765
Property and equipment, net	1,002	1,032	1,065
Intangible assets, net	—	2	14
Other assets	91	94	87
Total assets	$1,747	$1,795	$1,931

LIABILITIES:
Total current liabilities	813	770	822
Debt with controlling shareholder	250	250	250
Long-term debt	385	392	396
Obligations under capital leases	70	85	90
Deferred revenue	125	129	135
Accrued restructuring costs	101	119	106
Other deferred liabilities	74	80	50
Total liabilities	1,818	1,825	1,880

Total shareholders’ equity (deficit)	(71)	(30)	51

Total liabilities and shareholders’ equity (deficit)	$1,747	$1,795	$1,931

Global Crossing Limited and Subsidiaries
Condensed Consolidated Statement of Cash Flows
($ in millions)
		Quarter Ended
	June 30,	March 31,	June 30,
	2005	2005	2004
	(unaudited)	(unaudited)	(unaudited)

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(75)	$(106)	$(106)
Loss (income) from discontinued operations	(1)	—	9
(Gain) loss on sale of property and equipment	(5)	3	—
Gain on sale of marketable securities	(2)	—	—
Gain on sale of assets	(14)	—	—
Non-cash income tax provision	11	8	10
Non-cash stock compensation expense	12	13	8
Depreciation and amortization	33	37	39
Provision for doubtful accounts	—	—	3
Amortization of prior period IRUs	(1)	(1)	(1)
Deferred reorganization costs	(4)	(6)	(27)
Gain on pre-confirmation contingencies	(10)	(2)	—
Other	14	17	2
Changes in operating assets and liabilities	43	(17)	(23)

Net cash used in operating activities from continuing operations	1	(54)	(86)
Net cash provided by discontinued operations	—	—	4
Net cash used in operating activities	1	(54)	(82)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(22)	(24)	(23)
Proceeds from sale of property and equipment	—	—	1
Proceeds form sale of marketable securities	1	—	12
Proceeds from sale of assets	55	—	—
Change in restricted cash and cash equivalents	(1)	(5)	(10)

Net cash provided by (used in) investing activities	33	(29)	(20)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from short term debt with controlling shareholder	—	—	40
Repayment of capital leases	(4)	(3)	(4)
Other	(1)	(1)	—
Proceeds from exercise of stock options	1	1	—

Net cash provided by (used in) financing activities	(4)	(3)	36

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2)	(2)	1

NET DECREASE IN CASH AND CASH EQUIVALENTS	28	(88)	(65)
CASH AND CASH EQUIVALENTS, beginning	277	365	151

CASH AND CASH EQUIVALENTS, end of period	$305	$277	$86

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure. Global Crossing’s calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. As some investors hold separate securities in the form of senior notes issued by Global Crossing (UK) Finance Plc, the company has provided the following information on Adjusted EBITDA contribution from the GCUK subsidiary.

Global Crossing Limited
Reconciliation of EBITDA to Net Loss (unaudited)
($ in millions)
	Quarter Ended June 30, 2005			Quarter Ended March 31, 2005			Quarter Ended June 30, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted EBITDA	$22	$(49)	$(27)	$24	$(52)	$(28)	$37	$(75)	$(38)
Depreciation and amortization	(9)	(24)	(33)	(11)	(26)	(37)	(10)	(29)	(39)
Interest (expense), net	(14)	(9)	(23)	(13)	(8)	(21)	—	(8)	(8)
Other income (expense), net	—	12	12	(6)	(7)	(13)	(3)	4	1
Gain on pre-confirmation contingencies	—	10	10	—	2	2	—	—	—
Income tax provision	(2)	(13)	(15)	—	(9)	(9)	(10)	(3)	(13)
Discontinued operations, net of income tax	—	1	1	—	—	—	—	(9)	(9)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)	—	(1)	(1)

Net income (loss) applicable to common shareholders	$(3)	$(73)	$(76)	$(6)	$(101)	$(107)	$14	$(121)	$(107)

[1]Rest of World (ROW) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Definitions:

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain from pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.